EXHIBIT 99.1

Press Release

Media Contact:

Terri Deuel

Internet Commerce Corporation

678-533-8003

Internet Commerce Corporation Announces Stock Buy-Back Program

NORCROSS, GA — March 21, 2007 — Internet Commerce Corporation (ICC) (NasdaqCM:ICCA - News), a leader in business-to-business e-commerce solutions, today announced its board of directors has authorized the purchase of up to $2 million of the company’s common stock.  The shares would be purchased on the open market from time-to-time during the twelve to eighteen month period following this announcement. Under the authorization, the timing and amount of purchase would be based upon market conditions, securities law limitations and other factors.

“We consider our stock to be a strong investment opportunity and good use of our cash resources,” said Thomas J. Stallings, ICC’s chief executive officer.  “We remain confident in our long-term revenue, profit and earnings per share growth and believe the purchase of shares will be beneficial to shareholder value.”

Forward-Looking and Cautionary Statements

Except for the historical information and discussion contained herein, statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filing with the U.S. Securities and Exchange Commission (SEC).

About Internet Commerce Corporation (ICC)

Internet Commerce Corporation (NasdaqCM:ICCA - News), headquartered in Norcross, Georgia, is a leader in providing business-to-business e-commerce solutions. Thousands of customers rely on ICC’s comprehensive line of solutions, in-depth expertise, and unmatched customer service to help balance cost, fit, and function required to meet unique requirements for trading partner compliance, coordination, and collaboration. With its software solutions, network services, hosted web applications, managed services, and consulting services, ICC is the trusted provider of e-commerce solutions for businesses, regardless of size and level of technical sophistication, to connect them with their trading communities. For more information, visit www.icc.net.